Exhibit 4.13
SHARE MORTGAGE
DATED 13 FEBRUARY 2009
BETWEEN
CYBER POWER GROUP LIMITED
as Mortgagor
and
GOLD SUN DAY LIMITED
as Mortgagee

THIS DEED is dated 13 February 2009 between:
(1)	CYBER POWER GROUP LIMITED, a company incorporated under the laws of the British Virgin Islands with its registered office at PO Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands and registration number 1438376 (the Mortgagor);

(2)	GOLD SUN DAY LIMITED as security agent for itself and any other Finance Party appointing it as security agent from time to time (the Mortgagee).
BACKGROUND:
(A)	The Mortgagor enters into this Deed in connection with the Credit Agreement and the Guarantee and Undertaking (as defined below).

(B)	The Mortgagor has also executed a Guarantee Acknowledgment in respect of its obligations under the Guarantee and Undertaking.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions
In this Deed:
Accession Deed means a deed by which a new Finance Party becomes a party to this Deed, substantially in the form of Schedule 5 (Form of Accession Deed), with such amendments as the Mortgagee may approve or reasonably require.
Event of Default has the meaning given to that term under the Finance Documents.
Finance Document has the meaning given to that term in the Guarantee and Undertaking and includes an Accession Deed.
Guarantee and Undertaking means the guarantee and undertaking dated 24 January 2009 between, among others, Yingli Green Energy Holding Company Limited as guarantor and the Mortgagee.
Party means a party to this Deed.
Receiver means a receiver and manager or (if the Mortgagee so specifies in the relevant appointment) a receiver, in either case, appointed under this Deed.
Related Rights means:
(a)	any dividend or interest paid or payable in relation to the Shares; and

(b)	any right, money or property (including any shares, stocks, debentures, bonds or other securities or investments) accruing or offered at any time in relation to the Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.
Secured Liabilities means all present and future obligations and Liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to any Finance Party under each Finance Document, except for any obligation which, if it were so included, would result in this Deed contravening section 47A of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong).

Secured Loan Liabilities means all present and future obligations and Liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Obligor to a Finance Party (other than a Warrantholder) under each Finance Document (other than a Warrant Document).
Security Assets means all assets of the Mortgagor the subject of any security created by this Deed.
Security Period means the period beginning on the date of this Deed and ending on the date on which the Mortgagee is satisfied that all the Secured Loan Liabilities have been unconditionally and irrevocably paid and discharged in full.
Shares means the entire issued share capital of the HK Key Subsidiary including, as of the date of this Deed, the 100 ordinary shares of HK$1.00 each in the issued share capital of the HK Key Subsidiary.
1.2	Construction

(a)	Capitalised terms defined in the Guarantee and Undertaking have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of clause 1.2 (Construction) of the Guarantee and Undertaking apply to this Deed as though they were set out in full in this Deed, except that references to the Guarantee and Undertaking will be construed as references to this Deed.

(c)	(i) The term Finance Document includes all amendments and supplements including supplements providing for further advances; and

(ii) the term this Security means any security created by this Deed.

(d)	Any covenant of the Mortgagor under this Deed (other than a payment obligation) remains in force during the Security Period.

(e)	An Event of Default is outstanding if it has occurred and has not been waived by the Mortgagee in writing.

(f)	If the Mortgagee considers that an amount paid to a Finance Party under a Finance Document is reasonably likely to be avoided or otherwise set aside on the liquidation or provisional supervision of the payer or otherwise, then that amount will not be considered to have been unconditionally and irrevocably paid for the purposes of this Deed.

(g)	Unless the context otherwise requires, a reference to a Security Asset includes the proceeds of sale of that Security Asset.
2.	CREATION OF SECURITY

2.1	General
(a)	All the security created under this Deed:
(i)	is created in favour of the Mortgagee for itself and as agent and trustee on trust for the Finance Parties;

(ii)	is created over present and future Security Assets of the Mortgagor; and

(iii)	is security for the payment and discharge of all the Secured Liabilities.

(b)	If the rights of the Mortgagor under a document cannot be secured without the consent of a party to that document:
(i)	the Mortgagor must notify the Mortgagee promptly;

(ii)	this Security will secure all amounts which the Mortgagor may receive, or has received, under that document but exclude the document itself; and

(iii)	unless the Mortgagee otherwise requires, the Mortgagor must use reasonable endeavours to obtain the consent of the relevant party to that document being secured under this Deed.
(c)	The Mortgagee holds the benefit of this Deed on trust for itself and the Finance Parties.

2.2	Security

The Mortgagor as beneficial owner and as continuing security for the payment and discharge of all Secured Liabilities:
(a)	mortgages and agree to mortgage, by way of first equitable mortgage all the Shares in favour of the Mortgagee; and

(b)	(to the extent that they are not the subject of the mortgage under paragraph (a) above) mortgages or charges and agree to mortgage or charge by way of first legal mortgage or first fixed charge or, as the case may be, assigns or agree to assign absolutely subject to a proviso for re-assignment on redemption all its interests in the Related Rights in favour of the Mortgagee.
3.	REPRESENTATIONS AND WARRANTIES — GENERAL

3.1	Representations and warranties
The Mortgagor makes the representations and warranties set out in this Clause to each Finance Party.
3.2	Status
It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.
3.3	Powers and authorisations
It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, this Deed and the transactions contemplated by this Deed.
3.4	Legal validity
Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, this Deed:
(a)	constitutes its legally valid, binding and enforceable obligation; and

(b)	is in the proper form for its enforcement in the jurisdiction of its incorporation.
3.5	Non-conflict
The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:

(a)	any law or regulation applicable to it; or

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries’ or any of its or any of its Subsidiaries’ assets.
3.6	No default
(a)	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, this Deed.

(b)	No other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.
3.7	Authorisations
Subject to the completion of the filing and registration requirements set out in Clause 5.6 (Making the security effective) below, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Deed have been obtained or effected (as appropriate) and are in full force and effect.
3.8	Stamp duties
No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of this Deed.
3.9	Immunity
(a)	The entry into by it of this Deed constitutes, and the exercise by it of its rights and performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Deed.
3.10	No adverse consequences
(a)	It is not necessary under the laws of its jurisdiction of incorporation:
(i)	in order to enable any Finance Party to enforce its rights under this Deed; or

(ii)	by reason of the entry into of this Deed or the performance by it of its obligations under this Deed, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation.
(b)	No Finance Party is nor will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of this Deed.

3.11	Jurisdiction/governing law
(a)	In this Subclause:
Relevant Jurisdiction means, in relation to the Mortgagor:
(i)	its jurisdiction of incorporation;

(ii)	any jurisdiction where any asset subject to or intended to be subject to this Deed is situated;

(iii)	any jurisdiction where it conducts its business; and

(iv)	the jurisdiction whose laws govern the perfection of this Deed.
(b)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, its:
(i)	irrevocable submission under this Deed to the jurisdiction of the courts of Hong Kong;

(ii)	agreement that this Deed is governed by Hong Kong law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its Relevant Jurisdiction.
(c)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, the choice of governing law in this Deed will be recognised and enforced in its Relevant Jurisdiction.

(d)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Finance Documents, any judgment obtained in Hong Kong will be recognised and be enforceable by the courts of its Relevant Jurisdiction.
3.12	Nature of security
This Deed creates those Security Interests it purports to create and is not liable to be amended or otherwise set aside on its liquidation or provisional supervision or otherwise.
3.13	Shares
(a)	The Shares and, to the extent applicable, the other Security Assets, are fully paid;

(b)	The Shares represent the whole of the issued share capital of the HK Key Subsidiary; and

(c)	Subject to this Deed, it is the sole legal and beneficial owner of the Security Assets.
3.14	Times for making representations
(a)	The representations and warranties set out in this Deed (including in this Clause) are made on the date of this Deed.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty under this Deed (other than the representations and warranties set out in Clause 3.8 (Stamp duties) and Clause 3.10 (No adverse consequences)) is deemed to be repeated by the Mortgagor on each date during the Security Period.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.
4.	RESTRICTIONS ON DEALINGS
(a)	The Mortgagor must not:
(i)	create or permit to subsist any Security Interest on any Security Asset; or

(ii)	sell, transfer, licence, lease or otherwise dispose of any Security Asset, except as expressly allowed under the Finance Documents.
(b)	The Mortgagor must not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise adversely affect the Security Assets or this Deed except as expressly allowed under the Finance Documents.

(c)	The Mortgagor must not grant in favour of any person (other than the Mortgagee) any option to purchase or similar rights in respect of any Security Asset.
5.	SECURITY ASSETS
5.1	Deposit

(a)	Promptly upon the execution of this Deed, the Mortgagor must deliver to the Mortgagee, or as the Mortgagee may direct:
(i)	all certificates and other documents of title or evidence of ownership in relation to any Security Asset;

(ii)	all instruments of transfer and bought and sold notes in substantially the form of Schedule 1 (Form of Transfer Documents) in respect of any Security Asset, each to remain undated and duly signed in blank by or on behalf of the Mortgagor and other documents which may be reasonably requested by the Mortgagee in order to enable the Mortgagee or its nominees to be registered as the owner or otherwise obtain a legal title to the Security Assets;

(iii)	signed (but undated) letters of resignation of all directors and secretary of the HK Key Subsidiary substantially in the form of Schedule 2 (Form of Resignation Letter);

(iv)	a signed (but undated) resolution of all the directors of the HK Key Subsidiary approving the resignation of the directors and the secretary of the HK Key Subsidiary and the appointment of persons nominated by the Mortgagee as directors and secretary of the HK Key Subsidiary substantially in the form of Schedule 3 (Form of Written Resolution of Directors); and

(v)	signed (and dated) letters of authorisation of each of the directors and the secretary of the HK Key Subsidiary substantially in the form of Schedule 4 (Form of Authorisation Letter) authorising the Mortgagee or any of its officers or nominees to complete, date and put into effect the letters of resignation of the directors and secretary referred to in paragraph (iii) above and the resolutions of the directors referred to in paragraph (iv) above.
(b)	Forthwith upon any right, money or property (including any share, stock, debenture, bond or other securities or investments) becoming a Security Asset, the Mortgagor must deliver to the Mortgagee (or as the Mortgagee may direct) all documents referred to in sub-paragraphs (a)(i) and (ii) above as if the references to the Security Assets in those sub-paragraphs were references to such right, money or property.

(c)	Before this Security becomes enforceable, the Mortgagor may only dismiss or remove from office any person acting as a director or secretary of the HK Key Subsidiary and/or appoint or accept the appointment of any other person as a director or the secretary of the HK Key Subsidiary if:
(i)	the Mortgagor has given not less than seven days prior written notice to the Mortgagee; and

(ii)	the Mortgagee receives the documents referred to in paragraphs (a)(iii) to (v) above from the relevant person(s) being appointed as director or secretary no later than three Business Days before the date such appointment becomes effective.
(d)	Prior to the appointment of any person as a director or the secretary of the HK Key Subsidiary, the Mortgagor must procure the delivery to the Mortgagee of the documents referred to in sub-paragraphs (a)(iii) to (v) above as duly signed by the relevant person(s).

(e)	After this Security has become enforceable, the Mortgagee shall have the right to complete, date and put into effect the documents referred to in sub-paragraphs (a)(iii) and (v) and (d) above and to appoint such person(s) as the Mortgagee shall think fit as directors and secretary of the HK Key Subsidiary.
5.2	Changes to rights
Subject to any amendment to its memorandum or articles of association or other constitutional documents that is expressly permitted to be made under this Deed or permitted under clause 9.18 (Amendments) of the Guarantee and Undertaking, the Mortgagor must not take or allow the taking of any action on its behalf which may result in the rights attaching to any of the Security Assets being altered or further shares in the HK Key Subsidiary being issued.
5.3	Calls
(a)	The Mortgagor must pay all calls or other payments due and payable in respect of any of the Security Assets.

(b)	If the Mortgagor fails to do so, the Mortgagee may pay the calls or other payments on behalf of the Mortgagor. The Mortgagor must immediately on request reimburse the Mortgagee for any payment made by the Mortgagee under this Subclause.
5.4	Other obligations in respect of Security Assets

(a)	The Mortgagor must promptly copy to the Mortgagee and comply with all requests for information which is within its knowledge and (i) which are made under any law or regulation; (ii) by any listing or other authority or any similar provision; and (iii) any provision contained in any articles of association or other constitutional document relating to any of the Security Assets. If it fails to do so, the Mortgagee may elect to provide such information as it may have on behalf of the Mortgagor.

(b)	The Mortgagor must comply with all other conditions and obligations assumed by it in respect of any of the Security Assets.

(c)	Promptly after the execution of this Deed, the Mortgagor shall deliver to the Mortgagee, evidence that the articles of association of the HK Key Subsidiary have been amended so that any restriction on the transfer or the registration of the transfer of the shares on enforcement of this Security has been removed.

(d)	The Mortgagee is not obliged to:
(i)	perform any obligation of the Mortgagor;

(ii)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Mortgagor; or

(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed, in respect of any Security Assets.
5.5	Voting rights

(a)	Until an Event of Default is outstanding:
(i)	the Mortgagor may continue to exercise the voting rights, powers and other rights in respect of the Security Assets; and

(ii)	all dividends or other income paid or payable in relation to any Security Asset must be paid in accordance with the provisions of the Guarantee and Undertaking.
The Mortgagor must indemnify the Mortgagee to its satisfaction (including with or without security in respect of such indemnity) against any loss or liability or expense suffered or incurred by the Mortgagee as a consequence of the Mortgagee acting in respect of the Security Assets on the direction of the Mortgagor.
(b)	If an Event of Default is outstanding, the Mortgagee may exercise (in the name of the Mortgagor and without any further consent or authority on the part of the Mortgagor) any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Security Assets, any person who is the holder of any Security Assets or otherwise.
5.6	Making the security effective
The Mortgagor shall:
(a)	promptly after execution of this Deed, instruct its registered agent to create and maintain a Register of Charges for the Mortgagor to the extent this has not already been done in accordance with Section 162 of the Business Companies Act 2004 of the British Virgin Islands (the Register of Charges) and to enter particulars as required by the Business Companies Act 2004 of the British Virgin Islands of the Security Interests created pursuant to this Deed in the Register of Charges;

(b)	promptly after execution of this Deed, instruct its registered agent to effect registration of this Deed at the Registry of Corporate Affairs pursuant to Section 163 of the Business Companies Act 2004 of the British Virgin Islands; and

(c)	promptly but in any event no later than three days following its receipt, deliver or procure to be delivered to the Mortgagee the certificate of registration issued by the Registrar of Corporate Affairs and the filed and stamped copy of the Register of Charges.
6.	WHEN SECURITY BECOMES ENFORCEABLE

6.1	Event of Default
This Security will become immediately enforceable if an Event of Default is outstanding.

6.2	Discretion
If an Event of Default is outstanding, the Mortgagee may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or in accordance with the Guarantee and Undertaking.
6.3	Power of sale
If an Event of Default is outstanding, the Mortgagee may, without prior notice to the Mortgagor or prior authorisation from any court or otherwise any other person sell or otherwise dispose of all or any part of the Security Assets at the times, in the manner and on the terms it thinks fit.
7.	ENFORCEMENT OF SECURITY

7.1	No liability as mortgagee in possession
Neither the Mortgagee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.
7.2	Privilege
Each Receiver and the Mortgagee is entitled to all the rights, power, privilege and immunities conferred by law on mortgagees and receivers duly appointed under any law.
7.3	Protection of third parties
No person (including a purchaser) dealing with the Mortgagee or a Receiver or its or his agents will be concerned to enquire:
(a)	whether the Secured Liabilities have become payable;

(b)	whether any power which the Mortgagee or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Finance Documents; or

(d)	how any money paid to the Mortgagee or to that Receiver is to be applied.
7.4	Redemption of prior mortgages
(a)	At any time after this Security has become enforceable, the Mortgagee may:
(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Mortgagor.
(b)	The Mortgagor must pay to the Mortgagee, immediately on demand, the costs and expenses incurred by the Mortgagee in connection with any such redemption and/or transfer, including the payment of any principal or interest.

7.5	Contingencies
If this Security is enforced at a time when no amount is due under the Finance Documents but at a time when amounts may or will become due, the Mortgagee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.
8.	RECEIVER

8.1	Appointment of Receiver
(a)	The Mortgagee may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:
(i)	an Event of Default is outstanding; or

(ii)	the Mortgagor so requests the Mortgagee in writing at any time.
(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.
8.2	Removal
The Mortgagee may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.
8.3	Remuneration
The Mortgagee may fix the remuneration of any Receiver appointed by it.
8.4	Agent of Mortgagor

(a)	A Receiver will be deemed to be the agent of the Mortgagor for all purposes. The Mortgagor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Finance Party will incur any liability (either to the Mortgagor or to any other person) by reason of the appointment of a Receiver or for any other reason.
8.5	Relationship with Mortgagee
To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable be exercised by the Mortgagee in relation to any Security Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.
9.	POWERS OF RECEIVER

9.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

9.2	Possession
A Receiver may take immediate possession of, get in and collect any Security Asset and without prejudice to the foregoing, cause to be registered all or any part of the Security Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof.
9.3	Employees

(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, employees, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Mortgagor.
9.4	Borrow money
A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.
9.5	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.
9.6	Compromise
A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Mortgagor or relating in any way to any Security Asset.
9.7	Legal actions
A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.
9.8	Receipts
A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.
9.9	Delegation
A Receiver may delegate his powers in accordance with this Deed.
9.10	Covenants, guarantees and indemnities
A Receiver may enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, make all payments needed to effect, maintain or satisfy such obligations or liabilities and use the company seal(s) (if any) of the Mortgagor and the HK Key Subsidiary.

9.11	Acquisitions
A Receiver may purchase, lease, hire or otherwise acquire any assets or rights of any description that he, in his absolute discretion, considers necessary or desirable for the improvement or realisation of the whole or any part of the Security Assets or otherwise for the benefit of the whole or any part of the Security Assets.
9.12	Protection of assets
A Receiver may effect any repair or insurance and do any other act which the Mortgagor might do in the ordinary conduct of its business to protect, preserve, maintain, manage or improve any Security Asset as he thinks fit.
9.13	Other powers
A Receiver may:
(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Mortgagor for any of the above purposes.
10.	APPLICATION OF PROCEEDS
(a)	Any moneys received by the Mortgagee or any Receiver after this Security has become enforceable must be applied in the order of priority as set out in clause 5.7 (Partial payments) of the Guarantee and Undertaking.

(b)	This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Finance Party to recover any shortfall from the Mortgagor.
11.	EXPENSES AND INDEMNITY

(a)	The Mortgagor must:
(i)	immediately on demand pay all costs and expenses (including legal fees) incurred in connection with this Deed by any Finance Party, Receiver, attorney, manager, agent or other person appointed by the Mortgagee under this Deed including any arising from any actual or alleged breach by any person of any law or regulation, whether relating to the environment or otherwise; and

(ii)	keep each of them indemnified against any failure or delay in paying those costs or expenses.
(b)	This Clause shall survive any termination of this Deed.

12.	DELEGATION

12.1	Power of Attorney
The Mortgagee or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.
12.2	Terms
Any such delegation may be made upon any terms (including power to sub-delegate) which the Mortgagee or any Receiver may think fit.
12.3	Liability
Neither the Mortgagee nor any Receiver will be in any way liable or responsible to the Mortgagor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate except where such loss or liability results from the gross negligence or wilful misconduct of the Mortgagee or that Receiver.
13.	FURTHER ASSURANCES
The Mortgagor must, at its own expense, take whatever action the Mortgagee or a Receiver may require for:
(a)	creating, perfecting or protecting any security intended to be created by this Deed; or

(b)	facilitating the realisation of any Security Asset, or the exercise of any right, power or discretion exercisable, by the Mortgagee or any Receiver or any of its delegates or sub-delegates in respect of any Security Asset.
This includes:
(i)	the execution of any transfer, conveyance, assignment or assurance of any property, whether to the Mortgagee or to its nominee; or

(ii)	the giving of any notice, order or direction and the making of any registration or renewal, which, in any such case, the Mortgagee may think expedient.
14.	POWER OF ATTORNEY
The Mortgagor, by way of security, irrevocably and severally appoints the Mortgagee, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which the Mortgagor is obliged to take (but failed to take) under this Deed. The Mortgagor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.
15.	PRESERVATION OF SECURITY

15.1	Continuing security
This Security is a continuing security and will extend to the ultimate balance of the Secured Liabilities regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Mortgagor under this Deed will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
15.3	Waiver of defences
The obligations of the Mortgagor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to the Mortgagor or any Finance Party). This includes:
(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Finance Document; or

(h)	any insolvency or similar proceedings.
15.4	Immediate recourse

(a)	The Mortgagor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceeding relative to any other Obligor or any other person before claiming from the Mortgagor under this Deed.

(b)	This waiver applies irrespective of any law or provision of a Finance Document to the contrary.
15.5	Appropriations
Each Finance Party (or any trustee or agent on its behalf) may at any time during the Security Period without affecting the liability of the Mortgagor under this Deed:

(a)	(i) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or
(ii)	apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise); and
(b)	hold in a suspense account any moneys received from the Mortgagor or on account of the liability of the Mortgagor under this Deed.
15.6	Non-competition
Unless:
(a)	the Security Period has expired; or

(b)	the Mortgagee otherwise requests,
the Mortgagor will not, after a claim has been made under this Deed or by virtue of any payment or performance by it under this Deed:
(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Mortgagor’s liability under this Deed;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
The Mortgagor must hold in trust for and immediately pay or transfer to the Mortgagee for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Mortgagee under this Clause.
15.7	Additional security

(a)	This Security is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

(b)	No prior security held by any Finance Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.
15.8	Security held by Mortgagor
The Mortgagor must not, without the prior consent of the Mortgagee, hold any security from any other Obligor in respect of the Mortgagor’s liability under this Deed. The Mortgagor will hold any security held by it in breach of this provision on trust for the Mortgagee.

16.	MISCELLANEOUS

16.1	Covenant to pay
The Mortgagor must pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents provided that the liability of the Chargor under this covenant is limited to the net proceeds of sale or enforcement of the Security Assets.
16.2	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset, a Finance Party may open a new account with the Mortgagor.

(b)	If the Finance Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other account.

(c)	As from that time all payments made to the Finance Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Liability.

16.3	Time deposits
Without prejudice to any right of set-off any Finance Party may have under any other Finance Document or otherwise, if any time deposit matures on any account the Mortgagor has with any Finance Party within the Security Period when:
(a)	this Security has become enforceable; and

(b)	no Secured Liability is due and payable,
that time deposit will automatically be renewed for any further maturity which that Finance Party considers appropriate.
16.4	Certificates and determinations
Any certification or determination by the Mortgagee of an amount under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.
16.5	Disclosure of information
Each Finance Party may disclose information in connection with this Deed in accordance with clause 16 (Disclosure of information) of the Guarantee and Undertaking.
17.	RELEASE

(a)	At the end of the Security Period, the Finance Parties must, at the request and cost of the Mortgagor, take whatever action is reasonably necessary to release the Security Assets from this Security.

(b)	Any release in relation to the Mortgagor will be conditional upon no security or payment to the Mortgagee by or on behalf of the Mortgagor and/or any other Obligor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application and will in those circumstances be void.
18. SEVERABILITY
If a term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other term of this Deed.
19.	NOTICES

19.1	In writing

(a)	Any communication in connection with this Deed must be in writing and, unless otherwise stated, may be given:
(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.
(b)	For the purpose of this Deed, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Deed must be given in writing.
19.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Deed are those notified by that Party for this purpose to the Mortgagee on or before the date it becomes a Party.

(b)	The contact details of the Mortgagor for this purpose are:

Address:	No. 3055, Fu Xing West Road, Baoding Hebei, PRC 071051
Fax number:	+86 312 8929 800
E-mail:	mqing@yinglisolar.com
Attention:	Ms. Miao Qing
(c)	The contact details of the Mortgagee for this purpose are:

Address:	c/o Asia Debt Management Hong Kong Limited
1008 ICBC Tower
3 Garden Road Central
Hong Kong
Fax number:	+852 2147 2813
Attention:	Grace Tan / Chris Chan
(d)	Any Party may change its contact details by giving five Business Days’ notice to the other Party.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

19.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Deed will be deemed to be given as follows:
(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

(c)	A communication to the Mortgagee will only be effective on actual receipt by it.

20.	LANGUAGE
Any notice given in connection with this Deed must be in English.
21.	AMENDMENTS AND WAIVERS

21.1	Procedures
Subject to the Guarantee and Undertaking, any term of this Deed may be amended or waived with the agreement of the Mortgagor and the Mortgagee. The Mortgagee may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.
21.2	Waivers and remedies cumulative
The rights of each Finance Party under this Deed:
(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.
22.	SET-OFF
A Finance Party may set off any matured obligation owed to it by the Mortgagor under this Deed (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Mortgagor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
23.	PRO-RATA SHARING
Clause 18 (Pro Rata Sharing) of the Guarantee and Undertaking shall apply to any amount owing by the Mortgagor under this Deed to a Finance Party and is discharged by payment, set-off or any other manner other than in accordance with the Guarantee and Undertaking.

24. CHANGES TO THE PARTIES
24.1 The Mortgagor
The Mortgagor may not assign or transfer any of its rights or obligations under this Deed.
24.2	The Finance Parties

(a)	The Mortgagor consents to any assignment, transfer, novation or sub-participation of a Finance Document under a Finance Document.

(b)	Any reference in this Deed to a Finance Party includes a new Finance Party under any Finance Document.

(c)	Any new Finance Party under any Finance Document shall enter into and deliver an accession deed substantially in the form of Schedule 5 (Form of Accession Deed) to this Deed in the capacity stated in such accession deed.
25.	COUNTERPARTS
This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.
26.	GOVERNING LAW
This Deed is governed by Hong Kong law.
27.	ENFORCEMENT

27.1	Jurisdiction
(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed.

(b)	The Hong Kong courts are the most appropriate and convenient courts to settle any such dispute arising out of or in connection with this Deed. The Mortgagor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Deed.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:
(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.
(d)	References in this Clause to a dispute in connection with this Deed includes any dispute as to the existence, validity or termination of this Deed.
27.2	Service of process

(a)	The Mortgagor irrevocably appoints the HK Key Subsidiary as its agent under this Deed for service of process in any proceedings before the Hong Kong courts in connection with this Deed.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Mortgagor must immediately (and in any event within five days of the event taking place) appoint another agent on terms acceptable to the Mortgagee. Failing this, the Mortgagee may appoint process another agent for this purpose.
(c)	The Mortgagor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

27.3	Waiver of immunity
The Mortgagor irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
27.4	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS DEED MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.
This Deed has been entered into as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1
FORM OF TRANSFER DOCUMENTS
PART 1
FORM OF INSTRUMENT OF TRANSFER
                    INSTRUMENT OF TRANSFER
CYBER LIGHTING HOLDING COMPANY LIMITED

We,	Cyber Power Group Limited

of

in consideration of the Sum of

paid to us by (name in full)

(occupation)

of (full address)

(hereinafter called the said Transferee) do hereby transfer to the said Transferee the

ordinary share(s) standing in my name in the Register of   Cyber Lighting Holding Company Limited
to hold unto the said Transferee his Executors, Administrators or Assigns, subject to the several conditions upon which we hold the same at the time of execution hereof. And we the said Transferee do hereby agree to take the said Shares subject to the same conditions.
Witness our hands the       day of                                ,       .

Witness to the signature(s) of the Transferor	)
)
Name	)
)
Address	)
)
	)	Cyber Power Group Limited
	)	(Transferor)
)
Signature:	)

Witness to the signature(s) of the Transferee	)
)
Name	) )
)
Address	)
)
)
)
)
Signature:	)	(Transferee)

PART 2
FORM OF BOUGHT AND SOLD NOTE
SOLD NOTE

Name of Purchaser (Transferee):

Address:

Occupation:

Name of Company in which the shares to be transferred:	Cyber Lighting Holding Company Limited

Number of Shares:	of	each

Consideration Received:

Cyber Power Group Limited
Transferor

Dated :

BOUGHT NOTE

Name of Seller (Transferor):	Cyber Power Group Limited

Address:

Occupation:	body corporate

Name of Company in which the shares to be transferred:	Cyber Lighting Holding Company Limited

Number of Shares:	of	each

Consideration Paid:

Transferee

Dated:

SCHEDULE 2
FORM OF RESIGNATION LETTER
[to be left blank]
The Board of Directors
Cyber Lighting Holding Company Limited (the Company)
50th Floor, Bank of China Tower
1 Garden Road
Central, Hong Kong
Dear Sirs,
Resignation
[I/We] hereby tender [my/our] unconditional and irrevocable resignation as [director]/[secretary] of the Company with effect from the date of this letter. [I/We] confirm that:
1.	[I/We] have no claims whatsoever against the Company or any of its subsidiaries or associated companies (if any) on any account (whether for compensation, for loss of office, for accrued remuneration or for fees or otherwise howsoever); and

2.	there is no outstanding agreement or arrangement with the Company or any of its subsidiaries or associated companies (if any) under which the Company or any of such subsidiaries or associated companies has or would have any obligation to [me/us] whether now or in the future or under which [I/We] would derive any benefit.

[SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of director/secretary]	)
in the presence of:	)

Witness:]

OR

[SEALED with the COMMON SEAL of	)
[name of director/ secretary]	)
and signed by	)
[director]	)
[director/secretary]	)
in the presence of:	)

SCHEDULE 3
FORM OF WRITTEN RESOLUTIONS OF DIRECTORS
Cyber Lighting Holding Company Limited (the Company)
WRITTEN RESOLUTION OF ALL THE DIRECTORS made pursuant to Article 106(a) of the Articles of Association of the Company
CHANGES IN DIRECTORS
IT IS RESOLVED that the following be appointed additional directors of the Company with immediate effect:-
[to be left blank]
IT IS RESOLVED that the resignation of the following persons as directors of the Company be accepted with immediate effect:-
[to be left blank]
CHANGES IN SECRETARY
IT IS RESOLVED that the following person be appointed secretary of the Company with immediate effect:-
[to be left blank]
IT IS RESOLVED that the resignation of the following person as secretary of the Company be accepted with immediate effect:-
[to be left blank]
COMPANIES REGISTRY
IT IS RESOLVED that the above changes in directors and secretary of the Company be reported to the Companies Registry on the forms specified by the Companies Registry as soon as possible and for this purpose, any one director or the new secretary of the Company be authorised to sign such forms.

[all the directors of the Company to state their names and sign]
Date : [to be left blank]

SCHEDULE 4
FORM OF AUTHORISATION LETTER
[Date]
To :      Gold Sun Day Limited as Mortgagee
Dear Sirs,
Share Mortgage dated [13] February 2009 between Cyber Power Group Limited and Gold Sun Day Limited (the Security Document)
[I/We] irrevocably authorise you or any of your officers or nominees to complete, date and put into effect:-
1.	the attached resignation letter signed by [me/us];

[2.	the attached resolution signed by [me/us]; and

3.	any other document signed by [me/us] and delivered pursuant to the Security Document,][1]
when the security constituted by the Security Document becomes enforceable in accordance with the provisions of the Security Document.

[SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant director]	)
in the presence of	)

Witness:]

OR

[SEALED with the COMMON SEAL of	)
[ ]	)
and signed by	)
[director]	)
[director/secretary]
in the presence of:]	)

[1]	delete if not applicable

SCHEDULE 5
FORM OF ACCESSION DEED
To: Gold Sun Day Limited
From: [PROPOSED NEW FINANCE PARTY]
Copy to: CYBER POWER GROUP LIMITED
Date: [            ]
CYBER POWER GROUP LIMITED
Share Mortgage dated 13 February 2009
(the Security Document)
We refer to the Security Document. Words and expressions defined in the Security Document have the same meaning when used in this Deed.
We, [name of new Party] of [address/registered office], agree to be bound by the terms of the Security Document as a [ ].
Our contact details are as follows:
[
].
This deed is a Finance Document.
This deed is intended to be executed as a deed and is governed by Hong Kong law.
By:
[PROPOSED NEW FINANCE PARTY]
[Execution under seal]

SIGNATORIES
Mortgagor

EXECUTED AS A DEED	)
for and on behalf of	)	/s/ Zongwei Li
CYBER POWER GROUP LIMITED	)	Duly Authorised Signatory
)
	)	Name: Zongwei (Bryan Li)
)
	)	Title: Chief Financial Officer
in the presence of:	)
Witness signature: /s/ Erica Fung
Witness address:
Witness name: Erica Fung

Mortgagee
GOLD SUN DAY LIMITED
By: /s/ Grace Tan & Alexander Shaik